Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PDI, Inc.
Parsippany, New Jersey
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 6, 2014, relating to the consolidated financial statements, of PDI, Inc. appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2013 and 2012.
/s/BDO USA, LLP
Woodbridge, New Jersey
December 18, 2014